Basic Earth Participates in Additional North Dakota Horizontal Bakken Wells

Press Release
Source: Basic Earth Science Systems, Inc.
On 9:00 am EST, Tuesday November 3, 2009

DENVER--(BUSINESS WIRE)--BASIC EARTH SCIENCE SYSTEMS, INC. (OTCBB:BSIC - News) reported that drilling operations are underway on the second of two Bakken wells in McKenzie County, North Dakota. Along with its partner, ConocoPhillips, Basic Earth is currently drilling the King’s Canyon #21-27H well in Section 27, T151N-R96W, a new area of interest in McKenzie County for Basic Earth. This well has a single long lateral borehole spanning Sections 27 and 34. Basic Earth has an approximate 1.13% working interest and expects to spend approximately $64,000 for its drilling and completion cost in this well.

In addition, completion operations are currently underway on our newly drilled Lassen #41-26H, located in the adjacent sections. This well also has a single long lateral and spans Sections 26 and 35. In this well, Basic Earth has an approximate 0.114% working interest and expects to spend approximately $8,000 in this endeavor. ConocoPhillips will operate this well in addition to the King’s Canyon well.

“The successful drilling of the Lassen, our newest horizontal Bakken well should yield production data by the end of November, and drilling operations are progressing favorably on the nearby King’s Canyon well,” said Ray Singleton, President. He added, “These two wells are our fifth and sixth in the Bakken/Three Forks trend in North Dakota.”

Singleton continued, “Twenty miles to the southeast of the Lassen and King’s Canyon, we continue to hold Bakken/Three Forks acreage in the Banks Prospect. With oil prices fluctuating in the high $60’s to low $80’s, we are hopeful that our partner in this prospect will resume drilling next quarter with as many as three additional wells. If drilling resumes, Basic Earth anticipates spending up to $360,000 per well and have a working interest as high as 6.5%.”

In addition to the Banks Prospect efforts, Basic Earth is planning to drill three more wells before the end of 2009 and expects to have more information on these ventures as they develop. If all six of these wells are drilled, the Company expects to capitalize another $1 to $2 million in expenditures before the end of our fiscal year.

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area. Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Basic Earth can be found at its Web site: www.basicearth.net.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements also include comments regarding future drilling efforts, number of wells to be drilled, results from those drilling efforts, timing of those efforts, monies expected to be dispersed, status of those wells, assumptions regarding working interests and partner activities and statements regarding particular formations. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Basic Earth’s filings with the Securities and Exchange Commission, including within the “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed for March 31, 2009. The Company disclaims any obligation to update forward-looking statements.